Exhibit 99.1

Quantum Technologies Reports Fiscal 2007 First Quarter Financial Results

Irvine, CA – September 11, 2006 – Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2007 first quarter ended July 31, 2006. Conference call information is provided below.

Net revenue was $42.5 million in the first quarter of fiscal 2007 compared to $47.4 million in the first quarter of fiscal 2006. This decrease in overall revenue is a result of expected lower revenues within the Tecstar Automotive Group’s operations due to product changeover at GM facilities, partially offset by an increase in product sales for the Quantum Fuel System segment.

Although the Company generated $0.9 million in cash from operations during the first quarter of fiscal 2007, the Company’s net loss increased $5.3 million from $8.1 million in the first quarter of fiscal 2006 to $13.4 million in the first quarter of fiscal 2007 mainly due to increased operating losses incurred in the Tecstar Automotive Group segment as a result of lower product sales, and an increase in corporate expenses and stock option compensation expenses related to the adoption of Statement of Financial Accounting Standards No.123R. The compensation expense related to the adoption of 123R was $1.1 million and depreciation and amortization expense during the quarter was $3.0 million.

Quantum Fuel Systems operating segment revenues during the first quarter of fiscal 2007 were $7.1 million, representing a 61% increase over the prior year’s first quarter, which was $4.4 million. This increase is primarily due to higher sales of hydrogen fuel storage systems for fuel cell vehicle applications. This segment’s operating loss decreased from $4.2 million for the first quarter of fiscal 2006 to $3.0 million for first quarter of fiscal 2007. The decrease is attributable to higher product sales and the related gross profits.

Tecstar Automotive Group operating segment revenues during the quarter were $35.4 million compared to $43.0 million in the first quarter of fiscal 2006. Product sales for the Tecstar Automotive Group totaled $34.4 million during the first quarter of fiscal 2007, consisting of $18.1 million in automotive assembly revenues, $12.8 million in automotive OEM accessory parts revenues, and other product sales of $3.5 million. Product sales for the Tecstar Automotive Group totaled $41.2 million during the first quarter of fiscal 2006, consisting of $23.5 million in automotive assembly revenues, $15.5 million in automotive OEM accessory parts revenues, and other product sales of $2.2 million. Contract revenue for the Tecstar Automotive Group was $1.0 million in the current quarter compared to $1.8 million for the first quarter of fiscal 2006. Operating loss for the Tecstar Automotive Group segment increased $4.5 million from $1.3 million in the first quarter of 2006 to $5.8 million in the first quarter of 2007.

Alan P. Niedzwiecki, President and CEO, stated, “The activity within the Quantum Fuel Systems operating segment and hydrogen-related development programs remains strong. During the quarter, we continued delivery of our new, next generation Type IV compressed hydrogen storage tanks to an Asian fuel cell bus manufacturer for use in fuel cell buses to be operated on public routes. Additionally, we shipped additional hydrogen-hybrid vehicles under the South Coast AQMD hydrogen Prius program and began shipping hydrogen hybrid vehicles to Norway under the Norwegian Hydrogen Highway government program. We are excited about the hydrogen vehicle opportunities that are starting to emerge around the world, including the United States, Japan, China, Norway and other parts of Europe.”

Mr. Niedzwiecki added, “Our consolidated revenue base during the first quarter was on target, but profitability was not. Strong component sales offset certain launch delays on production programs. Component sales are generically less profitable than limited production vehicle packages. While some significant cost-reducing activities were initiated, several were delayed until the second quarter. The effect of these initiatives will be to reduce annual operating expenses by approximately $4 million. Included in the above is the consolidation of several facilities, the sale and or closure of certain vertical and other business lines, and commensurate staff reductions. We remain excited and committed to the hydrogen, hybrid and new specialty equipment assembly programs in our near future. The business development arm of the organization has gelled to provide the full capabilities of the merged companies to the customer. This has resulted in significant new opportunities with Ford, General Motors and other international automotive OEMs. We also have had to react to the challenges in the automotive industry and address our business model accordingly.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended July 31,
	2005	2006
Revenue:
Net product sales	$43,273,992	$38,996,038
Contract revenue	4,098,352	3,506,126

Total revenue	47,372,344	42,502,164
Costs and expenses:
Cost of product sales	40,441,322	37,605,628
Research and development	6,626,699	5,658,503
Selling, general and administrative	7,051,312	10,989,757
Amortization of intangibles	1,116,944	1,134,183

Total costs and expenses	55,236,277	55,388,071

Operating loss	(7,863,933)	(12,885,907)
Interest income	290,433	182,146
Interest expense	(575,283)	(1,143,496)
Minority interest in losses of subsidiaries	—	286,145
Other income	—	14,160
Income tax benefit (provision)	(221)	121,439

Net loss	$(8,149,004)	$(13,425,513)

Net loss per share - basic and diluted	$(0.15)	$(0.23)

Number of shares used in per share calculation - basic and diluted	52,844,605	57,655,500

Cash Flow Information:
Depreciation and amortization	$2,686,119	$2,989,143
Cash provided by (used in) operating activities	(22,749,132)	923,753
Capital expenditures	1,178,668	3,242,677

	April 30, 2006	July 31, 2006
Balance Sheet Information:
Cash and cash equivalents	$9,012,610	$19,062,240
Restricted cash and marketable securities:
Short-term	—	14,274,503
Long-term	15,000,000	1,725,497
Property & equipment, net	23,716,716	25,137,471
Goodwill & intangibles, net	165,548,632	164,411,468
Total assets	282,308,601	284,268,658
Current liabilities	50,867,994	68,961,600
Long-term debt	33,092,568	17,998,050
Stockholders’ equity	191,592,868	190,831,416
Working capital	26,435,105	23,308,411

Financial Results Call Scheduled:

Monday, September 11, 2006, 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Conference Call Number: (706) 643-3625, ID # 6228163

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until September 25, 2006 at 8:59 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page by September 18, 2006: http://www.qtww.com/about/investor_information/conference_calls/index.php. For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, Sumitomo, and IMPCO. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000® and Russell 3000® indexes.

Forward Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, the impact of oil prices on demand for our products, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; any failure to realize anticipated savings from consolidation of operational, general and administrative expenses; the failure to complete the Tecstar integration and fully realize the synergies and other perceived advantages resulting from the merger; costs and potential litigation associated with the merger; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2006 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

Email: DRasmussen@qtww.com

+1-206-315-8242

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

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